Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Second QUARTER 2020 RESULTS

Second Quarter and Year to Date Highlights

•

Net income of $1.6 million for the second quarter, an increase of 13.0% and 1.0% over the prior quarter and second quarter of 2019, respectively.  Year to date net income of $3.0 million, a decrease of 6.9% compared to the first six months of 2019;

•

Net interest margin of 3.49% for the second quarter, a decrease of 27 basis points and 24 basis points over the prior quarter and second quarter of 2019, respectively.  Year to date net interest margin of 3.62%, a decrease of 19 basis points compared to the first six months of 2019;

•

Cost of funds of 0.35% for the second quarter, a decrease of 20 basis points and 41 basis points over the prior quarter and second quarter of 2019, respectively.  Year to date cost of funds of 0.45%, a decrease of 27 basis points compared to the first six months of 2019;

•	Total loans of $622.7 million, which includes $52.8 million of Paycheck Protection Program (“PPP”) loans, an increase of 9.7% and 14.5% over the prior quarter and second quarter of 2019, respectively;
•	Allowance for loan losses of $6.4 million, an increase of 14.4% and 18.3% over the prior quarter and second quarter of 2019, respectively;
•

Provision for loan losses of $911,000 for the second quarter, an increase of $561,000 and $706,000 over the prior quarter and second quarter of 2019, respectively.  Year to date provision for loan losses of $1.3 million, an increase of $1.0 million compared to the first six months of 2019;

•	Deposits of $705.8 million, an increase of 12.1% and 16.2% over the prior quarter and second quarter of 2019, respectively;
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

COVID-19 Highlights

•	The Bank originated 543 PPP loans, totaling $52.8 million. The average loan size was $97,200, representing a weighted average fee of 4.0% and loan yield of 3.38%.
•	No PPP loans were forgiven as of June 30, 2020.
•	New deposit accounts related to PPP loans totaled $4.2 million at June 30, 2020.
•

There were 194 loans, totaling $92.8 million in principal loan balances or 14.9% of total loans, that were granted a 90-day deferment of scheduled payments.  As of July 31, 2020, approximately 40% of the 90-day deferments have ended and have returned to their normal payment schedules.   In addition, as of July 31, 2020, only 8 borrowers, consisting of 5 commercial and 3 consumer, have requested an additional deferment period.

•	Under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), these loan deferrals continue to accrue interest and are not reported as troubled debt restructures.

WARRENTON, VA., July 31, 2020 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of  $1.6 million, or $0.42 per diluted share for the second quarter, compared with $1.4 million, or $0.37 per diluted share for the prior quarter and $1.6 million or $0.41 per diluted share for the second quarter of 2019.  For the six months ended June 30, 2020, net income was $3.0 million, or $0.78 per diluted share compared with $3.2 million, or $0.84 per diluted share for the six months ended June 30, 2019.

For the quarter ended June 30, 2020, the Company’s return on average equity (“ROE”) and return on average assets (“ROA”) were 9.02% and 0.80%, respectively, compared to 8.20% and 0.78% for the prior quarter, respectively, and 9.94% and 0.89%, for the second quarter of 2019, respectively.  For the six months ended June 30, 2020, ROE and ROA were 8.62% and 0.79%, respectively, compared with 10.38% and 0.92%, respectively, for the six months ended June 30, 2019.

Marc Bogan, President and CEO said, “Considering the challenges our industry has faced during the COVID-19 pandemic, we are pleased with our financial results for the second quarter.  Interest rate compression and the effects of the current economy on our loan loss provision have impacted our earnings, consistent with the financial industry as a whole.   In light of COVID-19, we are encouraged by our growth in core loans and deposits that are related to existing personal and business relationships and not entirely the result of new business established from the PPP loan program.  While these continue to be truly unprecedented times, TFB remains committed to carrying out our commitment to serve the needs of our employees, clients, shareholders and communities in a way that is helpful and safe.”

Total assets were $825.6 million on June 30, 2020 compared with $727.5 million for the prior quarter and $717.5 million on June 30, 2019.  Total loans were $622.7 million compared with $567.7 million for the prior quarter and $544.0 million on June 30, 2019.  Excluding PPP loans, total loans were $569.8 million on June 30, 2020, representing growth of 0.37% and 4.7% over the prior quarter and second quarter of 2019, respectively.  Total deposits were $705.8 million on June 30, 2020 compared with $629.6 million for the prior quarter and $607.3 million on June 30, 2019.  Low cost transaction deposits (demand and interest checking accounts) were $431.8 million on June 30, 2020 compared with $378.6 million for the prior quarter and $351.9 million on June 30, 2019.

Net interest margin was 3.49% for the second quarter of 2020 compared with 3.76% for the prior quarter and 3.73% for the second quarter of 2019.  Net interest income was $6.4 million for the second quarter of 2020 compared with $6.2 for the prior quarter and $6.1 million for the second quarter of 2019.  Net interest margin for the six months ended June 30, 2020 and 2019 was 3.62% and 3.81%, respectively.  Net interest income for the six months ended June 30, 2020 and 2019 was $12.6 million and $12.2 million, respectively.  While interest income has been significantly impacted by the lower interest rate environment, interest income has benefited from the PPP loans and related fees.  PPP loans carry a fixed rate of 1.0% with a two year contractual maturity, and the weighted average rate processing fee of 4.0%.  These loans contributed approximately $170,000 to interest income for the second quarter of 2020.  In addition, interest expense has declined during the second quarter due primarily to the lower market interest rates, which has resulted in 20 basis point and 41 basis point decline in the cost of funds when compared to the prior quarter and second quarter of 2019, respectively.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, there was $911,000 in provision for loan losses for the second quarter compared with $350,000 and $205,000 for the prior quarter and the second quarter of 2019, respectively.  The provision for loan losses for the six months ended June 30, 2020 and 2019 was $1.3 million and $255,000, respectively.  This resulted in the allowance for loan losses of $6.4 million or 1.03% of total loans on June 30, 2020 compared with $5.6 million or 0.99% of total loans for the prior quarter and $5.4 million or 0.99% of total loans on June 30, 2019.  Excluding PPP loans, the allowance for loan losses to total loans, was 1.12% at June 30, 2020.  Approximately $860,000 of the second quarter provision was driven by an increase in qualitative factors relating to COVID-19 and current economic conditions, including, but not limited to, the increased unemployment rate for the Commonwealth of Virginia.  There was no provision recognized for PPP loans due to the 100% SBA guaranty for loans funded under this program.

Nonperforming assets increased to $12.5 million on June 30, 2020, compared with $5.9 million for the prior quarter and $7.1 million on June 30, 2019.  Included in nonperforming assets for the quarter were $11.1 million of nonperforming loans and $1.4 million of other real estate owned.  The increase in nonperforming loans was primarily due to one commercial real estate relationship totaling $6.2 million that was modified and is considered a performing troubled debt restructure.  Net loan charge-offs were $105,000 for the second quarter of 2020 compared with net loan recoveries of $17,000 for the prior quarter and net loan charge-offs of $77,000 for the second quarter of 2019.  Net charge-offs for the six months ended June 30, 2020 and 2019 were $88,000 and $22,000, respectively.  We continue to monitor the performance of our entire loan portfolio for indications of stress, including identifying certain commercial loan industries that we believe are more susceptible to risk presented by the pandemic.

Noninterest income was $1.2 million in the second quarter of 2020, compared with $1.3 million for the prior quarter and $1.4 million for the second quarter of 2019.  Noninterest income for the six months ended June 30, 2020 and 2019 was $2.6 million and $2.9 million, respectively.

Noninterest expense for the second quarter of 2020 was $4.9 million compared with $5.6 million for the prior quarter and $5.5 million for the second quarter of 2019.  Noninterest expense for the six months ended June 30, 2020 and 2019 was $10.5 million and $11.2 million, respectively.

Shareholders’ equity was $71.1 million on June 30, 2020 compared with $69.2 million for the prior quarter and $64.1 million on June 30, 2019.  Book value per common share was $18.73 on June 30, 2020 compared with $18.25 for the prior quarter and $16.94 on June 30, 2019.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, the value of the collateral securing loans in the portfolio, demand for loan products, deposit flows, the level of net charge-offs on loans and the adequacy of the allowance for loan losses, competition, demand for financial services in the Company’s market area, the Company’s plans to increase market share, mergers, acquisitions and dispositions, cybersecurity threats or attacks, and tax and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
EARNINGS STATEMENT DATA:
Interest income	$7,008	$7,057	$7,350	$7,362	$7,279
Interest expense	624	868	1,108	1,171	1,195
Net interest income	6,384	6,189	6,242	6,191	6,084
Provision for loan losses	911	350	91	-	205
Net interest income after provision for loan losses	5,473	5,839	6,151	6,191	5,879
Noninterest income	1,216	1,342	1,486	1,610	1,400
Noninterest expense	4,889	5,605	5,810	5,419	5,509
Income before income taxes	1,800	1,576	1,827	2,382	1,770
Income taxes	222	180	255	330	206
Net income	$1,578	$1,396	$1,572	$2,052	$1,564

PER SHARE DATA:
Net income per share, basic	$0.42	$0.37	$0.41	$0.54	$0.41
Net income per share, diluted	$0.42	$0.37	$0.41	$0.54	$0.41
Cash dividends	$0.125	$0.125	$0.125	$0.12	$0.12
Weighted average shares outstanding, basic	3,794,725	3,788,626	3,784,447	3,784,934	3,784,934
Weighted average shares outstanding, diluted	3,801,565	3,794,864	3,789,073	3,790,846	3,793,966
Book value	$18.73	$18.25	$17.74	$17.43	$16.94
BALANCE SHEET DATA:
Total assets	$825,553	$727,494	$722,171	$726,339	$717,528
Total loans	$622,660	$567,693	$550,226	$545,227	$544,002
Net loans	$616,260	$562,099	$544,999	$539,832	$538,593
Securities, including restricted investments	$80,937	$83,490	$81,799	$75,128	$74,310
Deposits	$705,806	$629,560	$622,155	$614,000	$607,256
Transaction accounts (demand & interest checking accounts)	$431,816	$378,598	$366,023	$354,534	$351,891
Shareholders' equity	$71,088	$69,237	$67,123	$65,976	$64,106
PERFORMANCE RATIOS:
Net interest margin (1)	3.49%	3.76%	3.65%	3.73%	3.73%
Return on average assets	0.80%	0.78%	0.85%	1.14%	0.89%
Return on average equity	9.02%	8.20%	9.35%	12.46%	9.94%
Efficiency ratio (2)	63.90%	73.94%	74.69%	69.11%	73.16%
Yield on earning assets	3.83%	4.28%	4.29%	4.43%	4.46%
Cost of funds	0.35%	0.55%	0.67%	0.73%	0.76%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
ASSET QUALITY RATIOS:
Nonaccrual loans	$1,547	$1,010	$989	$1,941	$2,278
Restructured loans still accruing	8,613	2,425	2,471	2,518	2,979
Loans 90+ days past due and accruing	975	1,153	1,636	867	484
Total nonperforming loans	11,135	4,588	5,096	5,326	5,741
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$12,491	$5,944	$6,452	$6,682	$7,097

Allowance for loan losses	$6,400	$5,594	$5,227	$5,395	$5,409
Allowance for loan losses to total loans	1.03%	0.99%	0.95%	0.99%	0.99%
Nonaccrual loans to total loans	0.25%	0.18%	0.18%	0.36%	0.42%
Allowance for loan losses to nonperforming loans	57.48%	121.93%	102.57%	101.30%	94.22%
Nonperforming loans to total loans	1.79%	0.81%	0.93%	0.98%	1.06%
Nonperforming assets to total assets	1.51%	0.82%	0.89%	0.92%	0.99%
Net loan charge-offs (recoveries)	$105	$(17)	$259	$14	$77
Net loan charge-offs (recoveries) to average loans	0.017%	(0.003)%	0.05%	0.003%	0.01%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

(Dollars in thousands, except per share data)	For the Six Months Ended
	June 30, 2020	June 30, 2019
EARNINGS STATEMENT DATA:
Interest income	$14,065	$14,458
Interest expense	1,492	2,241
Net interest income	12,573	12,217
Provision for loan losses	1,261	255
Net interest income after provision for loan losses	11,312	11,962
Noninterest income	2,558	2,880
Noninterest expense	10,494	11,227
Income before income taxes	3,376	3,615
Income taxes	402	419
Net income	$2,974	$3,196

PER SHARE DATA:
Net income per share, basic	$0.78	$0.84
Net income per share, diluted	$0.78	$0.84
Cash dividends	$0.25	$0.24
Weighted average shares outstanding, basic	3,791,676	3,781,931
Weighted average shares outstanding, diluted	3,798,215	3,791,455

PERFORMANCE RATIOS:
Net interest margin (1)	3.62%	3.81%
Return on average assets	0.79%	0.92%
Return on average equity	8.62%	10.38%
Efficiency ratio (2)	68.90%	74.29%

Net loan charge-offs	$88	$22
Net loan charge-offs to average loans	0.015%	0.004%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.